UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2024

StandardAero, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42298	30-1138150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6710 North Scottsdale Road, Suite 250

Scottsdale, Arizona 85253

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (480) 377-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value per share	SARO	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 31, 2024 (the “Closing Date”), Dynasty Acquisition Co., Inc., a Delaware corporation (the “U.S. Borrower”), and Standard Aero Limited, a British Columbia company (the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers”), each of which is an indirect wholly owned subsidiary of StandardAero, Inc., a Delaware corporation, entered into a credit agreement (the “New Credit Agreement”), by and among the Borrowers, Dynasty Intermediate Co., Inc., a Delaware corporation (“Holdings”), the lenders and L/C issuers party thereto and UBS AG, Stamford Branch, as administrative agent, collateral agent and an L/C issuer. The New Credit Agreement provides for (i) a senior secured dollar term loan B facility, incurred by the U.S. Borrower in an aggregate principal amount of $1,630.0 million (the “Term Loan B-1 Facility”), (ii) a senior secured dollar term loan B facility incurred by the Canadian Borrower in an aggregate principal amount of $620.0 million (the “Term Loan B-2 Facility” and together with the Term Loan B-1 Facility, the “Term Loan Facilities”) and (iii) a senior secured multicurrency revolving credit facility available to the U.S. Borrower in an aggregate principal amount of up to $750.0 million (of which up to $150.0 million is available for the issuance of letters of credit) (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Credit Facilities”). The Term Loan Facilities will mature on October 31, 2031, and the Revolving Credit Facility will mature on October 31, 2029.

The proceeds of the Term Loan Facilities and approximately $95.0 million of the proceeds of the Revolving Credit Facility were used on the Closing Date to repay in full amounts outstanding under each of (i) the credit agreement, dated as of April 4, 2019 (as amended, supplemented and/or modified from time to time prior to the Closing Date, the “Prior Cash Flow Credit Agreement”), by and among the Borrowers, Holdings, the lenders party thereto from time to time, UBS AG Cayman Islands Branch (as successor in interest to Credit Suisse AG, Cayman Islands Branch), as administrative agent, and UBS AG, Stamford Branch (as successor in interest to Credit Suisse AG, Cayman Islands Branch), as collateral agent, which was terminated upon repayment, and (ii) that certain ABL credit agreement, dated as of April 4, 2019 (as amended, supplemented and/or modified from time to time prior to the Closing Date, the “Prior ABL Credit Agreement”), by and among the Borrowers, StandardAero Aviation Holdings, Inc., a Delaware corporation, Holdings, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent and collateral agent, which was terminated upon repayment, and to pay related fees, costs and expenses, including customary fees and expenses of the agents, the lenders and the joint lead arrangers and joint bookrunners in connection with the New Credit Agreement, and other transaction fees, costs and expenses.

In addition, we may use borrowings under the Revolving Credit Facility for working capital and for general corporate purposes, including capital expenditures, restricted payments, acquisitions and other investments, and for any other purposes not prohibited by the New Credit Agreement.

Interest Rate and Fees

Borrowings under the Credit Facilities bear interest at a floating rate per annum which can be, at the applicable Borrower’s option:

(a) a Term SOFR based rate for U.S. Dollar denominated loans under the Credit Facilities (subject to a 0.00% floor), plus an applicable margin ranging from (x) 2.00% to 2.25% in the case of the Term Loan Facilities, and (y) 1.50% to 2.00% in the case of the Revolving Credit Facility;

(b) a EURIBOR based rate for Euro denominated loans under the Revolving Credit Facility (subject to a 0.00% floor), plus an applicable margin ranging from 1.50% to 2.00%;

(c) a Term CORRA based rate for Canadian Dollar denominated loans under the Revolving Credit Facility (subject to a 0.00% floor), plus an applicable margin ranging from 1.50% to 2.00%;

(d) a SONIA based rate for Pounds Sterling denominated loans under the Revolving Credit Facility (subject to a 0.00% floor), plus an applicable margin ranging from 1.50% to 2.00%; and

(e) a base rate for U.S. Dollar denominated loans under the Credit Facilities equal to the sum of (i) the highest of (A) the Federal Funds Rate, plus 0.50%, (B) the U.S. “prime rate”, (C) a Term SOFR based rate for an interest period of one month, plus 1.00% and (D) 0.00%, plus (ii) an applicable margin ranging from (x) 1.00% to 1.25% in the case of the Term Loan Facilities, and (y) 0.50% to 1.00% in the case of the Revolving Credit Facility.

The applicable margin for the Credit Facilities is subject to adjustments based on the consolidated first lien net leverage ratio of the Borrowers, with (x) one 25.0 basis point ratio-based step down, in the case of the Term Loan Facilities, and (y) two 25.0 basis point ratio-based step downs, in the case of the Revolving Credit Facility.

In addition, the New Credit Agreement provides for a quarterly fee on the daily unused portion of the Revolving Credit Facility at a rate per annum that is subject to adjustments based on the consolidated first lien net leverage ratio of the Borrowers, with two 12.5 basis point ratio-based step downs, and certain other customary fees.

Amortization and Prepayments

The Term Loan Facilities are repayable in quarterly installments (commencing on March 31, 2025) in an amount equal to approximately 0.25% of the initial principal amount of the applicable Term Loan Facility, with the balance payable on the maturity date thereof. Amounts borrowed under the Revolving Credit Facility may be repaid and reborrowed from time to time. The Revolving Credit Facility does not amortize, and the entire outstanding principal amount (if any) of the Revolving Credit Facility is due and payable on the maturity date thereof.

The New Credit Agreement contains customary mandatory prepayment provisions. Prepayments of the Term Loan Facilities occurring within six months after the Closing Date in connection with a repricing transaction will be subject to a prepayment premium equal to 1.00% of the principal amount being prepaid, subject to certain exceptions.

Financial and Restrictive Covenants

The New Credit Agreement contains a number of customary representations and warranties, and customary affirmative and negative covenants, including, among other things (and subject to certain exceptions), restrictions on the ability of the Borrowers and their restricted subsidiaries to:

•	incur additional indebtedness;

•	grant or incur liens or security interests on assets;

•	merge or consolidate with other companies;

•	sell or otherwise transfer assets;

•	pay dividends;

•	optionally prepay or modify terms of payment subordinated indebtedness;

•	make acquisitions, loans, advances, or investments;

•	enter into certain restrictive agreements; or

•	change our fiscal year.

The Revolving Credit Facility also has a springing financial covenant, which requires the Borrowers to maintain a maximum consolidated first lien net leverage ratio, to be tested quarterly at the end of any fiscal quarter when more than 40% of the Revolving Credit Facility (excluding, among other things, all letters of credit incurred under the Revolving Credit Facility (whether or not cash collateralized) and adjusted cash and cash equivalents of the Borrowers and their restricted subsidiaries) is utilized at such date.

Events of Default

The New Credit Agreement contains customary events of default, subject to certain grace periods and materiality thresholds, including, among other things, failure to make payments when due, noncompliance with covenants, representations and warranties being incorrect or misleading in any material respect when made, defaults under certain other indebtedness, bankruptcy or certain insolvency events, material judgments, invalidity of certain loan documentation, and a “change of control” (as defined in the New Credit Agreement).

Guarantee and Security

All obligations of the U.S. Borrower under the Credit Facilities are jointly and severally guaranteed by Holdings and each of the U.S. Borrower’s existing and future direct and indirect wholly owned domestic restricted subsidiaries, subject to certain exceptions (together with the U.S. Borrower and Holdings, collectively, the “U.S. Loan Parties”). All obligations of the Canadian Borrower under the Credit Facilities are jointly and severally guaranteed by the U.S. Loan Parties and each of the U.S. Borrower’s existing and future direct and indirect wholly owned Canadian restricted subsidiaries, subject to certain exceptions (together with the Canadian Borrower, the “Canadian Loan Parties”). The obligations of the U.S. Borrower under the Credit Facilities and the guarantees of those obligations are secured by a first priority pledge by the U.S. Loan Parties in all of the equity interests of restricted subsidiaries directly owned by such U.S. Loan Parties (subject to certain exceptions) and substantially all other assets of such U.S. Loan Parties, subject to certain exceptions and permitted liens. The obligations of the Canadian Borrower under the Credit Facilities and the guarantees of those obligations are secured by a first priority pledge by the U.S. Loan Parties and Canadian Loan Parties in all of the equity interests of restricted subsidiaries directly owned by such U.S. Loan Parties and Canadian Loan Parties (subject to certain exceptions) and substantially all other assets of such U.S. Loan Parties and Canadian Loan Parties, subject to certain exceptions and permitted liens.

The foregoing description of the New Credit Agreement is a summary only and is qualified in its entirety by reference to the New Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information included in 1.01 of this Current Report on Form 8-K regarding the termination of the Prior Cash Flow Credit Agreement and the Prior ABL Credit Agreement, in each case, is incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Description

10.1*	Credit Agreement, dated October 31, 2024, by and among Dynasty Acquisition Co., Inc., as the U.S. Borrower, Standard Aero Limited, as the Canadian Borrower, Dynasty Intermediate Co., Inc., the lenders and L/C issuers party thereto, and UBS AG, Stamford Branch, as administrative agent, collateral agent and an L/C issuer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARDAERO, INC.

Date: November 1, 2024	By:	/s/ Daniel Satterfield
Daniel Satterfield Chief Financial Officer